Exhibit 10.1

AGREEMENT BETWEEN

THE STATE OF HAWAII DEPARTMENT OF TRANSPORTATION AND

MAUI LAND & PINEAPPLE COMPANY, INC.

FOR TEMPORARY HOUSING PROJECT IN HONOKEANA

THIS MEMORANDUM OF AGREEMENT (hereinafter “Agreement”) is effective this 22nd day of October, 2024, by and between the STATE OF HAWAII DEPARTMENT OF TRANSPORTATION, by its Director of Transportation (hereinafter “HDOT”), whose principal place of business and address is 869 Punchbowl Street, Honolulu, Hawaii 96813 and MAUI LAND & PINEAPPLE COMPANY, INC., by its CEO (hereinafter “MLP”), whose principal place of business and address is 500 Office Road, Lahaina, Hawaii 96761. HDOT and MLP shall sometimes be referred to hereinafter collectively as the “Parties.”

RECITALS

WHEREAS, on August 8, 2023 wildfires burned a number of structures in and around the town of Lahaina causing significant loss of life and property in Maui County, left thousands of people without adequate shelter, and destroyed the town of Lahaina; and

WHEREAS, the Maui wildfires also burned thousands of acres, cut off communications, and forced closure of roads and schools, and left people without adequate shelter in the Kula area; and

WHEREAS, many residents who were left without adequate shelter and in need of housing are not eligible for assistance from the Federal Emergency Management Agency (“FEMA”); and

WHEREAS, Governor Josh Green, M.D. has issued a series of emergency proclamations relating to wildfires, the last to date being the EIGHTEENTH PROCLAMATION RELATING TO WILDFIRES signed on October 8, 2024 (“18th Proclamation”); and

WHEREAS, the 18th Proclamation invokes Section 127A-16, Hawaii Revised Statutes (“HRS”), which activates the Major Disaster Fund; and

WHEREAS, the 188h Proclamation suspends Section 127A-16(a)(2), HRS to the extent necessary to suspend the $10 million limit on expenditures for a single emergency or disaster; and

WHEREAS, the 18th Proclamation suspends the provision of law under Section 127A-13(a)(3), to the extent that the law impedes or tends to impede or be detrimental to the expeditious and efficient execution of, or to conflict with, emergency functions, including laws by this chapter specifically made applicable to emergency personnel: including Chapter 103D, HRS, Hawaii public procurement code, to the extent that compliance results in any additional delays involved in meeting procurement requirements for selecting contractors in a timely manner to respond to emergency situations.

WHEREAS, Section 127A-12(b)(16), HRS, provides that the governor may order and direct government agencies to take action and employ measures for emergency housing and other emergency functions as may be necessary and that all agencies and officers shall cooperate with and extend their services, materials, and facilities to the governor as the governor may request; and

WHEREAS, HDOT and MLP are both committed to assisting in emergency response efforts relating to the wildfires in Lahaina pursuant to the 18th Proclamation; and

WHEREAS, MLP owns a parcel of land consisting of approximately 1,377 acres located in the ahupua‘a of Honokeana, also known as Napili, in the moku of Ka‘anapali, Maui, Hawaii, TMK: 4-3-001-001 (“Honokeana Land”), as shown on Exhibit A which is attached hereto and incorporated herein by reference; and

WHEREAS, MLP is willing to lease, or otherwise temporarily grant the use of, approximately 50 acres of the Honokeana Land shown in Exhibit A as “Honokeana Lots area” (collectively, “Honokeana Lots”) to HDOT at no cost for five (5) years, which disposition is intended to be made upon the later of (a) the date that HDOT provides written acceptance of MLP’s development of the onsite and offsite horizontal improvements, which includes site grading and preparation, water, sewer, electrical and related facilities (collectively, “Infrastructure”) required to support the temporary housing lots, which may be provided on an incremental basis as provided herein, OR (b) if determined by HDOT that MLP will lead development of the Vertical Improvements (as defined below), the date that HDOT provides written acceptance of MLP’s development of the Vertical Improvements, which may be developed on an incremental basis as provided herein, for individuals displaced by the Maui wildfires; and

WHEREAS, Governor Green approved HDOT’s request for expenditure of THIRTY-FIVE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($35,500,000.00) from the Major Disaster Fund (“MDF Funds”) for the Infrastructure for the temporary housing on Honokeana Lots for residents displaced by the Maui wildfires; and

WHEREAS, HDOT can use the MDF Funds to pay for the cost of the Infrastructure; and

WHEREAS, after MLP and its contractors complete the development of the Infrastructure, MLP and/or HDOT will administer the development of the vertical improvements, which will include the housing units (“Vertical Improvements"), to complete development of the Honokeana Lots into temporary housing for individuals displaced by the Maui wildfires (“Overall Project”);

NOW, THEREFORE, the parties hereto agree as follows:

1.	Work to be Performed by MLP.

a.    MLP’s Work. MLP will administer the construction of the Infrastructure necessary for HDOT’s development of the Honokeana Lots into approximately 200 lots that will be used for temporary housing for individuals displaced by the Maui wildfires (hereinafter “MLP’s Work”). MLP’s Work specifically includes responsibility for the procurement and administration of contractors, any necessary internal and third-party costs related to administration, and any and all other actions required for the development of the Honokeana Lots into approximately 200 lots for temporary housing, including completion of the Infrastructure. MLP’s Work shall commence no later than January 1, 2025, or a later date agreeable to both parties and confirmed in writing. MLP’s Work shall be completed in such time to allow the development of the Vertical Improvements to commence no later than 12/31/2025 or a later date agreeable by both parties and confirmed in writing. In addition to any other provision herein, in the event that MLP does not complete the Infrastructure as required herein, MLP shall allow HDOT, at HDOT’s sole option, to complete, or otherwise arrange for completion of, the Infrastructure on the Honokeana Lots followed by development of the Vertical Improvements, all without any payment by HDOT except as provided herein

b.

Cost.  MLP’s Work is estimated at $35,500,000.00 (THIRTY-FIVE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS). In consideration of MLP’s commitment to lease, or otherwise temporarily dispose of, the Honokeana Lots, with the completed Infrastructure, to HDOT at no cost, the parties acknowledge and agree that one of the specific intents of this Agreement is that MLP will be compensated for all costs that it incurs in performing MLP’s Work and other obligations under this Agreement, provided, however, that HDOT’s prior written approval shall be required for any costs incurred by MLP exceeding $35,500,000.00. Accordingly, in the event the cost of completion of MLP’s Work exceeds $35,500,000.00 (THIRTY-FIVE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS, due to circumstances beyond MLP’s control, or due to design/scope changes approved by HDOT, provided HDOT’s prior written approval for such excess cost has been obtained, MLP will not be responsible for the cost to complete MLP’s Work and will work with HDOT to fund any such excess cost.

c.

MLP’s Permitting Responsibilities.  During the Term (as defined below) of this Agreement, MLP, along with its contractors, will lead efforts on behalf of HDOT to ensure permits necessary for the completion of MLP’s Work and the Overall Project are acquired.

d.

MLP’s Review and Approval Responsibilities.  MLP will provide all Infrastructure plans, designs, and cost estimates to HDOT for review and written approval before taking any substantial steps to construct the Infrastructure. MLP will notify HDOT in writing of any field modifications to the Infrastructure and any associated costs and obtain HDOT’s prior written approval of such modification and cost. If prior written approval of the field modification and cost is not possible, MLP will work with HDOT to ensure the field modification meets HDOT’s requirements, the needs of the Overall Project, and do not exceed any budget limitations.

e.

Completion and Acceptance.  MLP will notify HDOT in writing when MLP’s Work is complete, request HDOT’s written acceptance, and provide as-built plans for the Infrastructure. MLP may request HDOT’s acceptance of blocks of lots on an incremental basis and does not need to complete MLP’s Work for all Honokeana Lots before requesting acceptance of such blocks of lots. HDOT will accept the lots after confirming that the Infrastructure and as-built plans of such lots are consistent with the approved plans and designs and that the Infrastructure is functional.

2.	Work to be Performed by HDOT.

a.

HDOT’s Permitting Responsibilities.  During the Term of this Agreement, HDOT will support efforts by MLP and its contractors to ensure permits necessary for the completion of MLP’s Work and the Overall Project are acquired.

b.

HDOT’s Review and Responsibilities.  When provided with plans, designs, and cost estimates for the Infrastructure, HDOT will review such plans, designs, and cost estimates and approve them in writing, provided that they meet or are revised to meet, in HDOT’s sole discretion, HDOT requirements, the needs of the Overall Project, and any budget limitations.

3.	Work to be Performed by HDOT and/or MLP

a.

Vertical Improvements.  After the completion of MLP’s Work and HDOT’s acceptance of the Infrastructure in accordance with Paragraph 1.e., HDOT will determine, in its sole discretion, whether MLP and/or HDOT will administer the development of the Vertical Improvements; provided, however, that in either case HDOT’s prior written approval of the plans and costs for the Vertical Improvements is required before construction begins.

b.

Community Outreach.  During the Term of this Agreement, MLP and/or HDOT will lead community and public outreach efforts relating to MLP’s Work and the Overall Project, provided, however, that if MLP leads such efforts, all efforts shall be subject to HDOT’s prior review and written approval, in its sole discretion.

4.	Funding Provided by HDOT.

a.

Horizontal Infrastructure. HDOT will provide initial funding for mobilization for the Infrastructure in an amount not to exceed 10% of $35,500,000.00, with “mobilization” as used herein meaning preparatory work and operations necessary for (A) movement of personnel, equipment, and supplies to the project site, (B) acquisition of falsework materials, (C) establishment of offices, buildings and other facilities excluding field office and project site laboratories, necessary for MLP’s Work, and (D) costs incurred on planning, testing, design, engineering, approvals, project management, and operations that must be performed before starting work on the various items on the project site. Thereafter, HDOT will fund the Infrastructure based upon invoices submitted by MLP and in accordance with Paragraph 11 of the General Conditions (defined below).

b.	Vertical Improvements. HDOT will fund the Vertical Improvements necessary to complete the Overall Project.

c.

Common Area Maintenance.  If and to the extent applicable, any common area maintenance expenses for operation and maintenance of the Overall Project shall be negotiated in connection with the lease or other temporary disposition described below.

d.

Invoice Payment.  At MLP’s election, but subject to State of Hawaii funding requirements and conditions, HDOT will pay invoices directly to MLP’s contractor(s) or supplier(s). In case of any dispute regarding payments, including, but not limited to any differences between approved invoice amounts and actual cost of work, HDOT and MLP will work in good faith to resolve them.

5.

Term.  The term of this Agreement will be for five (5) years from the effective date unless otherwise extended (“Term”); provided, however, that HDOT shall have the right, upon thirty (30) days prior written notice to terminate this Agreement in the event that, in HDOT’s sole discretion, HDOT is no longer proceeding with the Vertical Improvements. In case of any such early termination HDOT shall remain responsible for payment of any costs incurred prior to the effective date of the termination.

6.	Lease or Other Temporary Disposition.

a.

Lease or Other Temporary Disposition.  Following completion and acceptance of the Infrastructure as provided herein, MLP will lease, or otherwise temporarily dispose of, the Honokeana Lots to HDOT at no cost for (i) a period of time which covers both the time to develop the Vertical Improvements and a 5-year rental of lots to individuals displaced by the Maui wildfires being an estimated term of at least 72 months, or (ii)a 5-year term following development of the Vertical Improvements if MLP is responsible for development of the Vertical Improvements, provided, however, that the term of the disposition shall not commence before there are at least 20 lots available for rent to individuals displaced by the Maui wildfires. The form of disposition shall be mutually agreed upon within 30 days, from the effective date of this Agreement, or within such other period of time mutually agreed upon by the parties in writing. The parties shall negotiate the commencement and expiration dates of the disposition in accordance with the guidelines set forth above. HDOT may terminate the disposition prior to the end of its term without any penalty.

b.

As-Is.  MLP will provide the Honokeana Lots in as-is condition and is not responsible for impacts caused by any subsurface finds. MLP is leasing, or otherwise temporarily disposing of, the Honokeana Lots to HDOT on an as-is basis and HDOT accepts the same on an as-is basis. Notwithstanding the foregoing, HDOT shall not be responsible or liable for any preexisting conditions of the Honokeana Lots relating to hazardous materials or substances or other environmental issues.

c.

Improvements.  HDOT will own all Vertical Improvements made to the Honokeana Lots until the expiration or earlier termination of this Agreement or the lease (or other temporary disposition to HDOT), whichever is later, at which time the Vertical Improvements will become the property of MLP at MLP’s option or will be removed by HDOT as set forth in Paragraph 6.d. below.

d.

Removal of Improvements.  After the end, or earlier termination, of HDOT’s lease or temporary disposition of the Honokeana Lots, HDOT will return the Honokeana Lots to MLP. HDOT will remove any Vertical Improvements from the Honokeana Lots within 365 days of the end of such lease or temporary disposition, unless MLP requests that specific Vertical Improvements remain. In no event will HDOT remove or be responsible for removing any sub-surface Infrastructure. This provision shall survive the expiration or earlier termination of this Agreement.

7.

General Conditions.  This Agreement shall be subject to the General Conditions attached hereto as Attachment 1 and made a part hereof. In case of any conflict between this Agreement and the General Conditions this Agreement shall control.

8.

Termination.  Until the time MLP notifies HDOT that it has secured a contractor to perform MLP’s Work, either party may terminate this Agreement without cause, upon giving the other party thirty (30) days’ prior written notice.

9.

Severability.  The provisions of this Agreement are severable. The invalidity, illegality, or unenforceability, in whole or in part, of any provision of this Agreement shall not affect the validity, legality, or enforceability of any of its other provisions.

10.

Amendments.  Any modification or amendment of this Agreement shall be effective only if made by an instrument written and signed by duly authorized representatives of the HDOT and MLP. If the Parties agree upon any modification of any term or condition of this Agreement, all other terms and conditions of this Agreement which are not expressly modified shall remain in full force and effect.

11.	Responsibility. MLP shall use due care for the safety of the public and shall obey all applicable federal, State, and county laws, now in force or which may hereafter be in force.

12.

No Drafter.  MLP and HDOT agree that no party shall be deemed to be the drafter of this Agreement and further that in the event that this Agreement is ever construed by a court of law, such court shall not construe this Agreement or any provision of this Agreement against any party as the drafter of this Agreement.

13.

No Third-Party Beneficiaries.  No third-party beneficiaries are intended by this Agreement and the terms and provisions of this Agreement shall not give rise to any right in third parties to enforce the provisions of this Agreement.

14.	Recitals; Definitions. The recitals set forth above, including defined terms, are hereby incorporated into this Agreement by reference.

15.

Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

16.

Entire Agreement.  The Parties intend that this Agreement (including all of the exhibits which are made a part of the Agreement) shall be the final expression of their entire agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous written or oral agreements or understandings. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever (including prior drafts hereof and changes therefrom) may be introduced in any judicial, administrative, or other legal proceeding.

Remainder of this page is intentionally left blank.

IN WITNESS WHEREOF, HDOT and MLP, by their duly authorized officers, have caused this Agreement to be executed on the day and date first above written.

DEPARTMENT OF TRANSPORTATION

By:	/s/ EDWIN H. SNIFFEN
EDWIN H. SNIFFEN
Its Director of Transportation

APPROVED AS TO FORM:

/s/ PATRICK K. KELLY                            for

Name: /s/ MARJORIE A. LAU

Deputy Attorney General

MAUI LAND & PINEAPPLE COMPANY, INC.

By:	/s/ RACE RANDLE
RACE RANDLE
Its Chief Executive Officer

Exhibit A

Honokeana Lots

Approximately 50 acres of unimproved former pineapple fields, being a portion of Tax Map Key No. (2) 4-3-001-001, located in Honokeana, Maui, mauka of Honoapiilani Highway, adjacent to the Napili Community Garden, north of Hui Road A, and shown in area noted as “Honokeana Lots area” below.

Attachment 1

General Conditions

GENERAL CONDITIONS

1.	Relationship of Parties: Independent Contractor Status and Responsibilities.

a.

In the performance of services required under this MOA (also referred to herein as “Contract”), MLP (also referred to herein as “the CONTRACTOR”) is an "independent contractor," with the authority and responsibility to control and direct the performance and details of the work and services required under this Contract; however, HDOT (also referred to herein as “the STATE”) shall have a general right to inspect work in progress to determine whether, in the STATE'S opinion, the services are being performed by the CONTRACTOR in compliance with this Contract.

b.

The CONTRACTOR and the CONTRACTOR'S employees and agents are not by reason of this Contract, agents or employees of the State for any purpose, and the CONTRACTOR and the CONTRACTOR'S employees and agents shall not be entitled to claim or receive from the State any vacation, sick leave, retirement, workers' compensation, unemployment insurance, or other benefits provided to state employees.

c.

The CONTRACTOR shall be responsible for the accuracy, completeness, and adequacy of the CONTRACTOR'S performance under this Contract. Furthermore, the CONTRACTOR intentionally, voluntarily, and knowingly assumes the sole and entire liability to the CONTRACTOR'S employees and agents, and to any individual not a party to this Contract, for all loss, damage, or injury caused by the CONTRACTOR, or the CONTRACTOR'S employees or agents in the course of their employment.

d.

The CONTRACTOR shall be responsible for payment of all applicable federal, state, and county taxes and fees which may become due and owing by the CONTRACTOR by reason of this Contract, including but not limited to (i) income taxes, (ii) employment related fees, assessments, and taxes, and (iii) general excise taxes. The CONTRACTOR also is responsible for obtaining all licenses, permits, and certificates that may be required in order to perform this Contract, to the extent provided in this Contract.

2.

The CONTRACTOR is responsible for securing all employee-related insurance coverage for the CONTRACTOR and the CONTRACTOR'S employees and agents that is or may be required by law, and for payment of all premiums, costs, and other liabilities associated with securing the insurance coverage. Personnel Requirements.

a.	The CONTRACTOR shall secure, at the CONTRACTOR'S own expense, all personnel required to perform this Contract.

b.

The CONTRACTOR shall ensure that the CONTRACTOR'S employees or agents are experienced and fully qualified to engage in the activities and perform the services required under this Contract, and that all applicable licensing and operating requirements imposed or required under federal, state, or county law, and all applicable accreditation and other standards of quality generally accepted in the field of the activities of such employees and agents are complied with and satisfied.

3.

Nondiscrimination. No person performing work under this Contract, including any subcontractor, employee, or agent of the CONTRACTOR, shall engage in any discrimination that is prohibited by any applicable federal, state, or county law.

4.

Conflicts of Interest. The CONTRACTOR represents that neither the CONTRACTOR, nor any employee or agent of the CONTRACTOR, presently has any interest, and promises that no such interest, direct or indirect, shall be acquired, that would or might conflict in any manner or degree with the CONTRACTOR'S performance under this Contract.

5.

Assignments. The CONTRACTOR shall not assign any of the CONTRACTOR'S duties, obligations, or interests under this Contract and no such assignment shall be effective unless (i) the CONTRACTOR obtains the prior written consent of the STATE, and (ii) the assignment is approved by the Comptroller of the State of Hawaii, as provided in section 40-58, HRS.

When in the best interest of the State, a successor in interest may be recognized in an assignment contract in which the STATE, the CONTRACTOR and the assignee or transferee (hereinafter referred to as the "Assignee") agree that:

(1)	The Assignee assumes all of the CONTRACTOR'S obligations;

(2)	The CONTRACTOR remains liable for all obligations under this Contract but waives all rights under this Contract as against the STATE; and

(3)	The CONTRACTOR shall continue to furnish, and the Assignee shall also furnish, all required bonds.

6.

Indemnification and Defense. The CONTRACTOR shall defend, indemnify, and hold harmless the State of Hawaii, the contracting agency, and their officers, employees, and agents from and against all liability, loss, damage, cost, and expense, including all attorneys' fees, and all claims, suits, and demands therefore, arising out of or resulting from the acts or omissions of the CONTRACTOR or the CONTRACTOR'S employees, officers, agents, or subcontractors under this Contract. The provisions of this paragraph shall remain in full force and effect notwithstanding the expiration or early termination of this Contract.

7.

Cost of Litigation. In case the STATE shall, without any fault on its part, be made a party to any litigation commenced by or against the CONTRACTOR in connection with this Contract, the CONTRACTOR shall pay all costs and expenses incurred by or imposed on the STATE, including attorneys' fees.

8.

Liquidated Damages. When the CONTRACTOR is given notice of delay or nonperformance as specified in paragraph 9 (Termination for Default) and fails to cure in the time specified, it is agreed the CONTRACTOR shall pay to the STATE the amount, if any, set forth in this Contract per calendar day from the date set for cure until either (i) the STATE reasonably obtains similar goods or services, or both, if the CONTRACTOR is terminated for default, or (ii) until the CONTRACTOR provides the goods or services, or both, if the CONTRACTOR is not terminated for default. The CONTRACTOR remains liable for damages caused other than by delay.

9.	Termination for Default.

a.

Default. If the CONTRACTOR refuses or fails to perform any of the provisions of this Contract with such diligence as will ensure its completion within the time specified in this Contract, or any extension thereof, otherwise fails to timely satisfy the Contract provisions, or commits any other substantial breach of this Contract, the STATE may notify the CONTRACTOR in writing of the delay or non-performance and if not cured in thirty(30) days or any longer time specified in writing by the STATE, the STATE may terminate the CONTRACTOR'S right to proceed with the Contract or such part of the Contract as to which there has been delay or a failure to properly perform. In the event of termination in whole or in part, the STATE may procure similar goods or services in a manner and upon the terms deemed appropriate by the STATE.

b.

CONTRACTOR'S duties. Notwithstanding termination of the Contract and subject to any directions from the STATE, the CONTRACTOR shall take timely, reasonable, and necessary action to protect and preserve property in the possession of the CONTRACTOR in which the STATE has an interest.

c.

Compensation. Payment for completed goods and services delivered and accepted by the STATE shall be at the price set forth in the Contract. Payment for the protection and preservation of property shall be in an amount agreed upon by the CONTRACTOR and the STATE. The STATE may withhold from amounts due the CONTRACTOR such sums as the STATE deems to be necessary to protect the STATE against loss because of outstanding liens or claims.

d.

Erroneous termination for default. If, after notice of termination of the CONTRACTOR'S right to proceed under this paragraph, it is determined for any reason that the CONTRACTOR was not in default under this paragraph, the rights and obligations of the parties shall be the same as if the notice of termination had been issued pursuant to paragraph 10.

e.	Additional rights and remedies. The rights and remedies provided in this paragraph are in addition to any other rights and remedies provided by law or under this Contract.

10.	Termination for Convenience.

a.

Termination. The STATE may, when the interests of the STATE so require, terminate this Contract in whole or in part, for the convenience of the STATE. The STATE shall give written notice of the termination to the CONTRACTOR specifying the part of the Contract terminated and when termination becomes effective.

b.

CONTRACTOR'S obligations. The CONTRACTOR shall incur no further obligations in connection with the terminated performance and on the date(s) set in the notice of termination the CONTRACTOR will stop performance to the extent specified. The CONTRACTOR shall also terminate outstanding orders and subcontracts as they relate to the terminated performance. The CONTRACTOR shall settle the liabilities and claims arising out of the termination of subcontracts and orders connected with the terminated performance subject to the STATE'S approval. The STATE may direct the CONTRACTOR to assign the CONTRACTOR'S right, title, and interest under terminated orders or subcontracts to the STATE. The CONTRACTOR must still complete the performance not terminated by the notice of termination and may incur obligations as necessary to do so.

c.	Right to goods and work product. The STATE may require the CONTRACTOR to transfer title and deliver to the STATE in the manner and to the extent directed by the STATE:

(1)	Any completed goods or work product; and

(2)

The partially completed goods and materials, parts, tools, dies, jigs, fixtures, plans, drawings, information, and contract rights (hereinafter called "manufacturing material") as the CONTRACTOR has specifically produced or specially acquired for the performance of the terminated part of this Contract.

The CONTRACTOR shall, upon direction of the STATE, protect and preserve property in the possession of the CONTRACTOR in which the STATE has an interest. If the STATE does not exercise this right, the CONTRACTOR shall use best efforts to sell such goods and manufacturing materials. Use of this paragraph in no way implies that the STATE has breached the Contract by exercise of the termination for convenience provision.

d.	Compensation.

(1)

The CONTRACTOR shall submit a termination claim specifying the amounts due because of the termination for convenience together with the cost or pricing data bearing on such claim. If the CONTRACTOR fails to file a termination claim within one year from the effective date of termination, the STATE may pay the CONTRACTOR, if at all, an amount set in accordance with subparagraph 10d(3) below.

(2)

The STATE and the CONTRACTOR may agree to a settlement provided the CONTRACTOR has filed a termination claim supported by cost or pricing data submitted as required and that the settlement does not exceed the total Contract price plus settlement costs reduced by payments previously made by the STATE, the proceeds of any sales of goods and manufacturing materials under subparagraph 10c, and the Contract price of the performance not terminated.

(3)

Absent complete agreement under subparagraph 10d(2) the STATE shall pay the CONTRACTOR the following amounts, provided payments agreed to under subparagraph 10d(2) shall not duplicate payments under this subparagraph for the following:

(A)	Contract prices for goods or services accepted under the Contract; and

(B)	Costs incurred in preparing to perform and performing the terminated portion of the performance, less amounts paid or to be paid for accepted goods or services.

11.	Payment Procedures; Final Payment; Tax Clearance.

a.

Original invoices required. All payments under this Contract shall be made only upon submission by the CONTRACTOR of original invoices specifying the amount due and certifying that services requested under the Contract have been performed by the CONTRACTOR according to the Contract.

b.

Subject to available funds. Such payments are subject to availability of funds and allotment by the Director of Finance in accordance with chapter 37, HRS. Further, all payments shall be made in accordance with and subject to chapter 40, HRS.

c.	Prompt payment.

(1)

Any money, other than retainage, paid to the CONTRACTOR shall be disbursed to subcontractors within ten (10) days after receipt of the money in accordance with the terms of the subcontract; provided that the subcontractor has met all the terms and conditions of the subcontract and there are no bona fide disputes; and

(2)

Upon final payment to the CONTRACTOR, full payment to the subcontractor, including retainage, shall be made within ten (10) days after receipt of the money; provided that there are no bona fide disputes over the subcontractor's performance under the subcontract.

d.

Final payment. Final payment under this Contract shall require a tax clearance from the Director of Taxation, State of Hawaii, and the Internal Revenue Service, U.S. Department of Treasury, showing that all delinquent taxes, if any, levied or accrued under state law and the Internal Revenue Code of 1986, as amended, against the CONTRACTOR have been paid.

12.	Modifications of Contract.

a.

In writing. Any modification, alteration, amendment, change, or extension of any term, provision, or condition of this Contract permitted by this Contract shall be made by written amendment to this Contract, signed by the CONTRACTOR and the STATE.

b.	No oral modification. No oral modification, alteration, amendment, change, or extension of any term, provision, or condition of this Contract shall be permitted.

c.	STATE. By written order, at any time, and without notice to any surety, the STATE may unilaterally order of the CONTRACTOR:

(A)	Changes in the work within the scope of the Contract; and

(B)	Changes in the time of performance of the Contract that do not alter the scope of the Contract work.

13.	Confidentiality of Material.

a.

All material given to or made available to the CONTRACTOR by virtue of this Contract, which is identified as proprietary or confidential information, will be safeguarded by the CONTRACTOR and shall not be disclosed to any individual or organization without the prior written approval of the STATE.

b.	All information, data, or other material provided by the CONTRACTOR to the STATE shall be subject to the Uniform Information Practices Act, chapter 92F, HRS.

14.

Publicity. The CONTRACTOR shall not refer to the STATE, or any office, agency, or officer thereof, or any state employee, or to the services or goods, or both, provided under this Contract, in any of the CONTRACTOR'S brochures, advertisements, or other publicity of the CONTRACTOR. All media contacts with the CONTRACTOR about the subject matter of this Contract shall be referred to the STATE.

15.

Ownership Rights and Copyright. The STATE shall have complete ownership of all material, both finished and unfinished, which is developed, prepared, assembled, or conceived by the CONTRACTOR pursuant to this Contract, and all such material shall be considered "works made for hire." All such material shall be delivered to the STATE upon expiration or termination of this Contract. The STATE, in its sole discretion, shall have the exclusive right to copyright any product, concept, or material developed, prepared, assembled, or conceived by the CONTRACTOR pursuant to this Contract.

16.

Liens and Warranties. Goods provided under this Contract shall be provided free of all liens and provided together with all applicable warranties, or with the warranties described in the Contract documents, whichever are greater.

17.

Audit of Books and Records of the CONTRACTOR. The STATE may, at reasonable times and places, audit the books and records of the CONTRACTOR, prospective contractor, subcontractor, or prospective subcontractor which are related to:

a.	The cost or pricing data, and

b.	A state contract, including subcontracts, other than a firm fixed-price contract.

18.	Records Retention.

(1)

Upon any termination of this Contract or as otherwise required by applicable law, CONTRACTOR shall, pursuant to chapter 487R, HRS, destroy all copies (paper or electronic form) of personal information received from the STATE.

(2)

The CONTRACTOR and any subcontractors shall maintain the files, books, and records that relate to the Contract, including any personal information created or received by the CONTRACTOR on behalf of the STATE, and any cost or pricing data, for at least three (3) years after the date of final payment under the Contract. The personal information shall continue to be confidential and shall only be disclosed as permitted or required by law. After the three (3) year, or longer retention period as required by law has ended, the files, books, and records that contain personal information shall be destroyed pursuant to chapter 487R, HRS or returned to the STATE at the request of the STATE.

19.

Antitrust Claims. The STATE and the CONTRACTOR recognize that in actual economic practice, overcharges resulting from antitrust violations are in fact usually borne by the purchaser. Therefore, the CONTRACTOR hereby assigns to STATE any and all claims for overcharges as to goods and materials purchased in connection with this Contract, except as to overcharges which result from violations commencing after the price is established under this Contract and which are not passed on to the STATE under an escalation clause.

20.

Patented Articles. The CONTRACTOR shall defend, indemnify, and hold harmless the STATE, and its officers, employees, and agents from and against all liability, loss, damage, cost, and expense, including all attorneys fees, and all claims, suits, and demands arising out of or resulting from any claims, demands, or actions by the patent holder for infringement or other improper or unauthorized use of any patented article, patented process, or patented appliance in connection with this Contract. The CONTRACTOR shall be solely responsible for correcting or curing to the satisfaction of the STATE any such infringement or improper or unauthorized use, including, without limitation: (a) furnishing at no cost to the STATE a substitute article, process, or appliance acceptable to the STATE, (b) paying royalties or other required payments to the patent holder, (c) obtaining proper authorizations or releases from the patent holder, and (d) furnishing such security to or making such arrangements with the patent holder as may be necessary to correct or cure any such infringement or improper or unauthorized use.

21.

Governing Law. The validity of this Contract and any of its terms or provisions, as well as the rights and duties of the parties to this Contract, shall be governed by the laws of the State of Hawaii. Any action at law or in equity to enforce or interpret the provisions of this Contract shall be brought in a state court of competent jurisdiction in Honolulu, Hawaii.

22.

Compliance with Laws. The CONTRACTOR shall comply with all federal, state, and county laws, ordinances, codes, rules, and regulations, as the same may be amended from time to time, that in any way affect the CONTRACTOR'S performance of this Contract.

23.

Entire Contract. This Contract sets forth all of the agreements, conditions, understandings, promises, warranties, and representations between the STATE and the CONTRACTOR relative to this Contract. This Contract supersedes all prior agreements, conditions, understandings, promises, warranties, and representations, which shall have no further force or effect. There are no agreements, conditions, understandings, promises, warranties, or representations, oral or written, express or implied, between the STATE and the CONTRACTOR other than as set forth or as referred to herein.

24.

Severability. In the event that any provision of this Contract is declared invalid or unenforceable by a court, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining terms of this Contract.

25.

Waiver. The failure of the STATE to insist upon the strict compliance with any term, provision, or condition of this Contract shall not constitute or be deemed to constitute a waiver or relinquishment of the STATE'S right to enforce the same in accordance with this Contract. The fact that the STATE specifically refers to one provision of the procurement rules or one section of the Hawaii Revised Statutes, and does not include other provisions or statutory sections in this Contract shall not constitute a waiver or relinquishment of the STATE'S rights or the CONTRACTOR'S obligations under the procurement rules or statutes.

26.

Pollution Control. If during the performance of this Contract, the CONTRACTOR encounters a "release" or a "threatened release" of a reportable quantity of a "hazardous substance," "pollutant," or "contaminant" as those terms are defined in section 128D-1, HRS, the CONTRACTOR shall immediately notify the STATE and all other appropriate state, county, or federal agencies as required by law. The Contractor shall take all necessary actions, including stopping work, to avoid causing, contributing to, or making worse a release of a hazardous substance, pollutant, or contaminant, and shall promptly obey any orders the Environmental Protection Agency or the state Department of Health issues in response to the release. In the event there is an ensuing cease-work period, and the STATE determines that this Contract requires an adjustment of the time for performance, the Contract shall be modified in writing accordingly.

27.

Campaign Contributions. The CONTRACTOR is hereby notified of the applicability of 11-355, HRS, which states that campaign contributions are prohibited from specified state or county government contractors during the terms of their contracts if the contractors are paid with funds appropriated by a legislative body.